Exhibit 99.16

    [FORM OF E-MAIL MESSAGE TO ALL COLLEAGUES TO BE SENT ON JANUARY 10, 2003]





TO:   Colleagues Eligible to Participate in Option Exchange
SUBJECT:   REMINDER ABOUT OPTION EXCHANGE PROGRAM

         Reminder: If you choose to participate in the Stock Option Exchange Program, your election must be received by 12:00 midnight January 21, 2003. Please refer to your Stock Option Exchange Program material for complete details and instructions for submitting elections.

         Have questions about the Stock Option Exchange Program?
         Things you can do:

              o Read the Offer to Exchange and other informational materials found in the package sent on December 23, 2002, as well as Supplement No. 1 to Offer to Exchange sent to you via e-mail on December 31, 2002 for complete details on the Option Exchange Program

              o Review the Revised Questions & Answers Document which was posted today on the Choice One Intranet [Link]

              o   Contact your Human Resource Manager
                  http://intra/home/hr/hr_team.htm#services with any outstanding questions that you have on program fundamentals

         Submit your election forms already?

              o Within the next few days, you will either receive an acknowledgement of receipt or a letter advising you of what corrective actions you need to take to complete your election